Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER

FINANCIAL AND OPERATING RESULTS

 CHATTANOOGA, TENNESSEE – July 26, 2023 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2023. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, July 27, 2023.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report second quarter earnings of $0.91 per diluted share and non-GAAP adjusted earnings of $1.07 per diluted share. The primary EPS adjustments exclude approximately $2.2 million in pre-tax expenses associated with acquisition transaction costs and an executive retirement bonus, approximately $1.8 million in pre-tax non-cash amortization expenses and $1.0 million of tax benefit associated with recent favorable tax regulation change with the state of Tennessee.

“The freight market, consisting of a combination of freight rates and volumes, remained challenging throughout the second quarter.  While the 2023 results fall short of our 2022 results, we are pleased with the resiliency of our model in what we believe to be the trough of the freight cycle.  We are also pleased with the initial operating results of Lew Thompson and Son Trucking, Inc. and related entities (“Lew Thompson and Son”), acquired on April 26, 2023. Lew Thompson and Son is a dedicated contract carrier specializing in poultry feed and live haul transportation. Their results are consolidated within our Dedicated operating segment.

“Our asset-based segments contributed approximately 68% of total revenue, 93% of operating income, 63% of total freight revenue, and 88% of adjusted operating income in the quarter. Our asset-light segments contributed approximately 32% of total revenue, 7% of operating income, 37% of total freight revenue, and 12% of adjusted operating income in the quarter.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $5.4 million, or $0.29 per share, compared to $7.1 million, or $0.33 per share, in the 2022 quarter. The decline in pre-tax net income for TEL was primarily a result of a reduction on gain on sale of revenue equipment.”

A summary of our second quarter financial performance:
	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2023	2022	2023	2022
Total Revenue	$274,016	$317,377	$540,867	$608,962
Freight Revenue, Excludes Fuel Surcharge	$243,704	$266,856	$477,126	$524,470
Operating Income	$11,783	$26,873	$29,415	$50,720
Adjusted Operating Income (1)	$16,235	$28,349	$28,860	$52,784
Operating Ratio	95.7%	91.5%	94.6%	91.7%
Adjusted Operating Ratio (1)	93.3%	89.4%	94.0%	89.9%
Net Income	$12,293	$24,526	$28,928	$46,693
Adjusted Net Income (1)	$14,443	$25,617	$27,208	$48,216
Earnings per Diluted Share	$0.91	$1.56	$2.10	$2.86
Adjusted Earnings per Diluted Share (1)	$1.07	$1.63	$2.00	$2.96

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2023	2022	2023	2022
Combined Truckload
Total Revenue	$185,267	$218,410	$366,407	$406,154
Freight Revenue, excludes Fuel Surcharge	$155,234	$168,216	$303,252	$322,240
Operating Income	$9,058	$17,491	$25,481	$29,464
Adj. Operating Income (1)	$13,047	$18,673	$24,169	$30,939
Operating Ratio	95.1%	92.0%	93.0%	92.7%
Adj. Operating Ratio (1)	91.6%	88.9%	92.0%	90.4%
Average Freight Revenue per Tractor per Week	$5,678	$5,457	$5,589	$5,337
Average Freight Revenue per Total Mile	$2.32	$2.45	$2.35	$2.41
Average Miles per Tractor per Period	31,775	28,956	61,407	57,183
Weighted Average Tractors for Period	2,103	2,371	2,099	2,335

Expedited
Total Revenue	$104,073	$121,643	$204,969	$220,440
Freight Revenue, excludes Fuel Surcharge	$85,969	$92,719	$167,627	$173,366
Operating Income	$5,815	$14,610	$15,091	$23,941
Adj. Operating Income (1)	$7,953	$15,499	$15,334	$24,830
Operating Ratio	94.4%	88.0%	92.6%	89.1%
Adj. Operating Ratio (1)	90.7%	83.3%	90.9%	85.7%
Average Freight Revenue per Tractor per Week	$7,734	$7,872	$7,587	$7,567
Average Freight Revenue per Total Mile	$2.10	$2.34	$2.15	$2.29
Average Miles per Tractor per Period	47,840	43,702	91,122	85,368
Weighted Average Tractors for Period	855	906	855	886

Dedicated
Total Revenue	$81,194	$96,767	$161,438	$185,714
Freight Revenue, excludes Fuel Surcharge	$69,265	$75,497	$135,625	$148,874
Operating Income (Loss)	$3,243	$2,881	$10,390	$5,523
Adj. Operating Income (1)	$5,094	$3,174	$8,835	$6,109
Operating Ratio	96.0%	97.0%	93.6%	97.0%
Adj. Operating Ratio (1)	92.6%	95.8%	93.5%	95.9%
Average Freight Revenue per Tractor per Week	$4,269	$3,964	$4,216	$3,973
Average Freight Revenue per Total Mile	$2.67	$2.60	$2.66	$2.57
Average Miles per Tractor per Period	20,770	19,837	40,996	39,949
Weighted Average Tractors for Period	1,248	1,465	1,244	1,449

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 15.2%, to $185.3 million, while averaging 268 or approximately 11.3% fewer tractors, compared to 2022. The decrease in total freight revenue consisted of $13.0 million less freight revenue and $20.2 million less fuel surcharge revenue. The decrease in freight revenue primarily related to the ongoing execution of our capital allocation program, including reduction of tractors associated with less profitable contracts, growth of units allocated to the AAT business unit acquired in 2022, and the acquisition of Lew Thompson and Son this quarter.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $6.8 million, or 7.3%. Average total tractors decreased by 51 units or 5.6% to 855, compared to 906 in the prior year quarter. The reduction in tractors was an intentional effort by management to adjust the fleet size down in response to the reduced volumes of available freight with expedited service requirements. Average freight revenue per tractor per week decreased 1.7%.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment decreased $6.2 million, or 8.3%. Average total tractors decreased by 217 units or 14.8% to 1,248, compared to 1,465 in the prior year quarter. The decrease in tractors was attributable to the exit of underperforming business, partially offset by the addition of approximately 144 weighted average tractors as result of the Lew Thompson and Son acquisition during the quarter. Average freight revenue per tractor per week increased 7.7%.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our truckload operating cost per total mile decreased 28 cents per total mile or 9.7% compared to the prior quarter, primarily as a result of reduced fuel costs. On a non-GAAP or adjusted basis, our truckload operating cost per total mile decreased approximately 5 cents or 2.1%, primarily due to reduced operations and maintenance, purchase transportation and insurance and claims related costs, partially offset by an increase in depreciation and amortization costs.”

“Insurance and claims related expense decreased year-over-year by $2.6 million, or 3 cents per total mile, compared to the 2022 quarter primarily due to the favorable claims experience during the current quarter.

“Operations and maintenance related expense decreased year-over-year by $4.4 million, or 6 cents per total mile, compared to the 2022 quarter, primarily due to replacing older tractors that experienced higher operating costs.

“Purchased transportation decreased year-over-year by $3.6 million, or 5 cents per total mile, compared to the 2022 quarter primarily due to the reduction of leased tractors in the fleet as part of a strategic effort to change the equipment mix of leased and older equipment to newer owned equipment.

“Depreciation and amortization related costs increased $4.6 million to $16.9 million but was offset by a $1.6 million increase in gain on sale of revenue equipment to $2.0 million in the quarter compared to the prior year quarter.”

Managed Freight Segment
	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2023	2022	2023	2022
Freight Revenue	$63,281	$80,281	$124,155	$166,432
Operating Income	$1,945	$8,627	$3,163	$19,458
Adj. Operating Income (1)	$2,070	$8,662	$3,323	$19,529
Operating Ratio	96.9%	89.3%	97.5%	88.3%
Adj. Operating Ratio (1)	96.7%	89.2%	97.3%	88.3%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 21.2%, from the prior year quarter. Operating income declined 76.1% compared to the second quarter of 2022, primarily due to reduced volumes of high-margin overflow freight from both Expedited and Dedicated truckload operations. Revenue and operating income in this segment are expected to fluctuate with changes in the freight market and our percentage of contracted versus non-contracted freight.”

Warehousing Segment
	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2023	2022	2023	2022
Freight Revenue	$25,189	$18,359	$49,719	$35,798
Operating Income	$780	$754	$771	$1,798
Adj. Operating Income (1)	$1,118	$1,013	$1,368	$2,316
Operating Ratio	96.9%	96.0%	98.5%	95.1%
Adj. Operating Ratio (1)	95.6%	94.5%	97.2%	93.5%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 37.2% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year. Operating income and adjusted operating income for the Warehousing segment remain relatively flat compared to the second quarter of 2022.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At June 30, 2023, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $140.8 million to approximately $187.2 million as compared to December 31, 2022. In addition, our net indebtedness to total capitalization increased to 33.0% at June 30, 2023 from 10.9% at December 31, 2022.

“The increase in net indebtedness in the quarter is primarily attributable to the acquisition of Lew Thompson and Son Trucking announced on April 26, 2023, for approximately $100.0 million, repurchasing approximately 0.7 million shares under our stock repurchase programs for $25.3 million, a post-acquisition earnout payment of $10.0 million related to AAT’s operational performance, and approximately $33.1 million of net capital expenditures for revenue equipment, offset by cash proceeds of $12.4 million from the sale of our Tennessee based terminal in the first quarter and cash flows from operations.

“At June 30, 2023, we had cash and cash equivalents totaling $7.8 million. Under our ABL credit facility, we had $40.2 million borrowings outstanding, undrawn letters of credit outstanding of $21.6 million, and available borrowing capacity of $48.2 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of June 30, 2023, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment through June 30, 2023 was $15.5 million, which includes $12.4 million of cash proceeds from the sale of our Tennessee based terminal during the first quarter of the year. At the end of the quarter, we had $17.9 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors has remained flat sequentially compared to the first quarter at 26 months, primarily due to the Lew Thompson and Son acquisition, where the average fleet age was approximately 37 months, offset by new equipment acquired and put into service during the quarter. We anticipate the average age of our fleet to decline sequentially throughout the remainder of the year.

“For the balance of 2023, our baseline expectation for net capital equipment expenditures is $45 million to $55 million. Our capital investment plan reflects our priorities of improving operational uptime, lowering operating costs, opportunistically capitalizing on Dedicated contracts, and maintaining a driver-friendly fleet. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “We are pleased with our second quarter results and are excited about the opportunity Lew Thompson & Son gives us to improve upon them through the combination of a full quarter impact of their operations, as well as anticipated near-term opportunities for growth. Our results were achieved in the midst of what we consider the trough of a very difficult operating environment that spanned across the entire quarter.

“We are optimistic about the future but remain cautious about the pace of recovery in the freight market. Our team is intensely focused on capital allocation and cost control across our entire enterprise. We believe our more resilient operating model, together with the steps we are taking to reduce costs and inefficiencies, will continue to mitigate a portion of our historical volatility throughout economic and freight market cycles. Overall, I am pleased with our current position, which features a moderately-leveraged balance sheet, ample liquidity and a reduction of approximately 14% of the diluted weighted average shares outstanding compared to a year ago. We will remain focused on growing our market share, continuing to improve our operations, and becoming a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information

The Company will host a live conference call tomorrow, July 27, 2023, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to expected freight demand, volume, and rates, future growth, future revenue, operating income, operating expenses, and margins, future availability and covenant testing under our ABL credit facility, expected fleet age, operating efficiency, and cost, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, the expected impact of our acquisition of Lew Thompson & Son, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflict between Russia and Ukraine, expansion of such conflict to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2023	2022	% Change	2023	2022	% Change
Freight revenue	$243,704	$266,856	(8.7%)	$477,126	$524,470	(9.0%)
Fuel surcharge revenue	30,312	50,521	(40.0%)	63,741	84,492	(24.6%)
Total revenue	$274,016	$317,377	(13.7%)	$540,867	$608,962	(11.2%)
Operating expenses:
Salaries, wages, and related expenses	101,280	101,103		200,439	196,441
Fuel expense	31,428	48,484		65,519	83,986
Operations and maintenance	16,235	19,845		33,344	37,781
Revenue equipment rentals and purchased transportation	67,983	81,677		130,999	165,338
Operating taxes and licenses	3,317	2,740		6,780	5,480
Insurance and claims	11,043	13,627		23,736	22,806
Communications and utilities	1,215	1,214		2,499	2,384
General supplies and expenses	12,775	8,281		26,395	17,215
Depreciation and amortization	18,944	13,932		33,519	27,377
Gain on disposition of property and equipment, net	(1,987)	(399)		(11,778)	(566)
Total operating expenses	262,233	290,504		511,452	558,242
Operating income	11,783	26,873		29,415	50,720
Interest expense, net	2,124	766		2,893	1,321
Income from equity method investment	(5,381)	(7,076)		(11,324)	(13,861)
Income from continuing operations before income taxes	15,040	33,183		37,846	63,260
Income tax expense	2,897	8,657		9,218	16,567
Income from continuing operations	12,143	24,526		28,628	46,693
Income from discontinued operations, net of tax	150	-		300	-
Net income	$12,293	$24,526		$28,928	$46,693
Basic earnings per share
Income from continuing operations	$0.94	$1.58		$2.18	$2.91
Income from discontinued operations	$0.01	$-		$0.02	$-
Net income	$0.95	$1.58		$2.20	$2.91
Diluted earnings per share
Income from continuing operations	$0.90	$1.56		$2.08	$2.86
Income from discontinued operations	$0.01	$-		$0.02	$-
Net income	$0.91	$1.56		$2.10	$2.86
Basic weighted average shares outstanding (000s)	12,939	15,514		13,150	16,058
Diluted weighted average shares outstanding (000s)	13,574	15,761		13,766	16,321

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2023	2022	% Change	2023	2022	% Change
Expedited - Truckload	$85,969	$92,719	(7.3%)	$167,627	$173,366	(3.3%)
Dedicated - Truckload	69,265	75,497	(8.3%)	135,625	148,874	(8.9%)
Combined Truckload	155,234	168,216	(7.7%)	303,252	322,240	(5.9%)
Managed Freight	63,281	80,281	(21.2%)	124,155	166,432	(25.4%)
Warehousing	25,189	18,359	37.2%	49,719	35,798	38.9%
Consolidated Freight Revenue	$243,704	$266,856	(8.7%)	$477,126	$524,470	(9.0%)

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Average freight revenue per loaded mile	$2.64	$2.77	(4.7%)	$2.67	$2.73	(2.2%)
Average freight revenue per total mile	$2.32	$2.45	(5.3%)	$2.35	$2.41	(2.5%)
Average freight revenue per tractor per week	$5,678	$5,457	4.0%	$5,589	$5,337	4.7%
Average miles per tractor per period	31,775	28,956	9.7%	61,407	57,183	7.4%
Weighted avg. tractors for period	2,103	2,371	(11.3%)	2,099	2,335	(10.1%)
Tractors at end of period	2,132	2,358	(9.6%)	2,132	2,358	(9.6%
Trailers at end of period	5,855	5,436	7.7%	5,855	5,436	7.7%

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2023	12/31/2022
Total assets	$871,819	$796,545
Total stockholders' equity	$379,664	$377,128
Total indebtedness, comprised of total debt and finance leases, net of cash	$187,227	$46,356
Net Indebtedness to Capitalization Ratio	33.0%	10.9%
Leverage Ratio(1)	1.68	0.34
Tangible book value per end-of-quarter basic share	$16.42	$19.97

(1)
Leverage Ratio is calculated as ending total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$274,016	$317,377		$540,867	$608,962
Total operating expenses	262,233	290,504		511,452	558,242
Operating income	$11,783	$26,873		$29,415	$50,720
Operating ratio	95.7%	91.5%	420	94.6%	91.7%	290

Non-GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$274,016	$317,377		$540,867	$608,962
Fuel surcharge revenue	(30,312)	(50,521)		(63,741)	(84,492)
Freight revenue (total revenue, excluding fuel surcharge)	243,704	266,856		477,126	524,470

Total operating expenses	262,233	290,504		511,452	558,242
Adjusted for:
Fuel surcharge revenue	(30,312)	(50,521)		(63,741)	(84,492)
Amortization of intangibles (2)	(1,802)	(1,476)		(2,922)	(2,064)
Gain on disposal of terminals, net	-	-		7,627	-
Contingent consideration liability adjustment	(492)	-		(1,992)	-
Acquisition transaction costs and executive retirement bonus	(2,158)	-		(2,158)	-
Adjusted operating expenses	227,469	238,507		448,266	471,686
Adjusted operating income	16,235	28,349		28,860	52,784
Adjusted operating ratio	93.3%	89.4%	390	94.0%	89.9%	410

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP Presentation - Net income	$12,293	$24,526	$28,928	$46,693
Adjusted for:
Amortization of intangibles (2)	1,802	1,476	2,922	2,064
Discontinued operations reversal of loss contingency (3)	(200)	-	(400)	-
Gain on disposal of terminals, net	-	-	(7,627)	-
Contingent consideration liability adjustment	492	-	1,992	-
Acquisition transaction costs and executive retirement bonus	2,158	-	2,158	-
Total adjustments before taxes	4,252	1,476	(955)	2,064
Provision for income tax expense at effective rate	(1,102)	(385)	235	(541)
Tax effected adjustments	3,150	1,091	(720)	1,523
Tennessee works tax act	(1,000)	-	(1,000)	-
Non-GAAP Presentation - Adjusted net income	$14,443	$25,617	$27,208	$48,216

GAAP Presentation - Diluted earnings per share ("EPS")	$0.91	$1.56	$2.10	$2.86
Adjusted for:
Amortization of intangibles (2)	0.13	0.09	0.21	0.13
Discontinued operations reversal of loss contingency(3)	(0.02)	-	(0.03)	-
Gain on sale of terminal, net	-	-	(0.54)	-
Contingent consideration liability adjustment	0.04	-	0.15	-
Acquisition transaction costs and executive retirement bonus	0.16	-	0.16	-
Total adjustments before taxes	0.31	0.09	(0.05)	0.13
Provision for income tax expense at effective rate	(0.08)	(0.02)	0.02	(0.03)
Tax effected adjustments	0.16	0.07	(0.10)	(0.03)
Tennessee works tax act	(0.07)	-	(0.07)	-
Non-GAAP Presentation - Adjusted EPS	$1.07	$1.63	$2.00	$2.96

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$104,073	$81,194	$185,267	$63,281	$25,468	$121,643	$96,767	$218,410	$80,281	$18,686
Total operating expenses	98,258	77,951	$176,209	$61,336	24,688	107,033	93,886	200,919	71,654	17,932
Operating income (loss)	$5,815	$3,243	$9,058	$1,945	$780	$14,610	$2,881	$17,491	$8,627	$754
Operating ratio	94.4%	96.0%	95.1%	96.9%	96.9%	88.0%	97.0%	92.0%	89.3%	96.0%

Non-GAAP Presentation
Total revenue	$104,073	$81,194	$185,267	$63,281	$25,468	$121,643	$96,767	$218,410	$80,281	$18,686
Fuel surcharge revenue	(18,104)	(11,929)	(30,033)	-	(279)	(28,924)	(21,270)	(50,194)	-	(327)
Freight revenue (total revenue, excluding fuel surcharge)	85,969	69,265	155,234	63,281	25,189	92,719	75,497	168,216	80,281	18,359

Total operating expenses	98,258	77,951	176,209	61,336	24,688	107,033	93,886	200,919	71,654	17,932
Adjusted for:
Fuel surcharge revenue	(18,104)	(11,929)	(30,033)	-	(279)	(28,924)	(21,270)	(50,194)	-	(327)
Amortization of intangibles (2)	(533)	(975)	(1,508)	(35)	(259)	(889)	(293)	(1,182)	(35)	(259)
Contingent consideration liability adjustment	(492)	-	(492)	-	-	-	-	-	-	-
Acquisition transaction costs and executive retirement bonus	(1,113)	(876)	(1,989)	(90)	(79)	-	-	-	-	-
Adjusted operating expenses	78,016	64,171	142,187	61,211	24,071	77,220	72,323	149,543	71,619	17,346
Adjusted operating income	7,953	5,094	13,047	2,070	1,118	15,499	3,174	18,673	8,662	1,013
Adjusted operating ratio	90.7%	92.6%	91.6%	96.7%	95.6%	83.3%	95.8%	88.9%	89.2%	94.5%

	Six Months Ended June 30,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$204,969	$161,438	$366,407	$124,155	$50,305	$220,440	$185,714	$406,154	$166,432	$36,376
Total operating expenses	189,878	$151,048	$340,926	$120,992	$49,534	$196,499	$180,191	$376,690	$146,974	$34,578
Operating income (loss)	$15,091	$10,390	$25,481	$3,163	$771	$23,941	$5,523	$29,464	$19,458	$1,798
Operating ratio	92.6%	93.6%	93.0%	97.5%	98.5%	89.1%	97.0%	92.7%	88.3%	95.1%

Non-GAAP Presentation
Total revenue	$204,969	$161,438	$366,407	$124,155	$50,305	$220,440	$185,714	$406,154	$166,432	$36,376
Fuel surcharge revenue	(37,342)	(25,813)	($63,155)	-	(586)	(47,074)	(36,840)	(83,914)	-	(578)
Freight revenue (total revenue, excluding fuel surcharge)	167,627	135,625	303,252	124,155	49,719	173,366	148,874	322,240	166,432	35,798

Total operating expenses	189,878	151,048	340,926	120,992	49,534	196,499	180,191	376,690	146,974	34,578
Adjusted for:
Fuel surcharge revenue	(37,342)	(25,813)	(63,155)	-	(586)	(47,074)	(36,840)	(83,914)	-	(578)
Amortization of intangibles (2)	(1,066)	(1,268)	(2,334)	(70)	(518)	(889)	(586)	(1,475)	(71)	(518)
Gain on disposal of terminals, net	3,928	3,699	7,627	-	-	-	-	-	-	-
Contingent consideration liability adjustment	(1,992)	-	(1,992)	-	-	-	-	-	-	-
Acquisition transaction costs and executive retirement bonus	(1,113)	(876)	(1,989)	(90)	(79)	-	-	-	-	-
Adjusted operating expenses	152,293	126,790	279,083	120,832	48,351	148,536	142,765	291,301	146,903	33,482
Adjusted operating income	15,334	8,835	24,169	3,323	1,368	24,830	6,109	30,939	19,529	2,316
Adjusted operating ratio	90.9%	93.5%	92.0%	97.3%	97.2%	85.7%	95.9%	90.4%	88.3%	93.5%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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